UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2005

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26642 (Commission File Number)	87-0494517 (IRS Employer Identification No.)

320 Wakara Way Salt Lake City, Utah (Address of principal executive offices)	84108 (Zip Code)

Registrant’s telephone number, including area code:  (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement

                On February 17, 2005, Myriad Genetics, Inc. entered into an Executive Retention Agreement (the “Agreement”) with each of the following executive officers of the Company:

Peter D. Meldrum — President, Chief Executive Officer, Director
Gregory C. Critchfield, M.D. — President of Myriad Genetic Laboratories, Inc.
James S. Evans — Controller, Assistant Treasurer
Adrian N. Hobden, Ph.D. — President of Myriad Pharmaceuticals, Inc.
William A. Hockett III — Vice President of Corporate Communications
Jerry S. Lanchbury, Ph.D. — Senior Vice President Research
W. Wayne Laslie — Chief Operating Officer of Myriad Pharmaceuticals, Inc.
Richard M. Marsh, Esq. — Vice President, General Counsel and Secretary
Jay M. Moyes — Vice President of Finance
S. George Simon — Vice President of Business Development
Mark H. Skolnick, Ph.D. — Chief Scientific Officer, Director

                Under the terms of the Agreement, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from the Company for “Good Reason” within 24 months of a “Change in Control” (each as defined in the Agreement), the executive officer will receive: (i) all salary earned through the date of termination, as well as a pro rata bonus and any compensation previously deferred; (ii) an amount equal to three times the executive’s highest annual base salary and three times the executive’s highest annual bonus at the Company during the three-year period prior to the Change in Control;  (iii) continued benefits for 36 months after the date of termination; (iv) outplacement services in an aggregate amount of up to $25,000; and (v) a gross-up payment with respect to any excise taxes or penalties due on account of any payments made to the executive under the Agreement.  In addition, upon the occurrence of a Change in Control, all of the executive’s stock options shall become fully vested.

                Unless the terms of the Agreement are either satisfied or expire on the date which is 24 months after a Change in Control, the Agreement shall continue in effect through December 31, 2015 and thereafter for one year terms unless the Company provides notice of non-renewal at least 90 days prior to the end of each term.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: February 23, 2005	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer